Exhibit 99.1

The TJX Companies, Inc. Reports Q3 FY20 Results Well Above Guidance With Comp Sales Growth of 4% and EPS of $.68; Raises Full-Year EPS Guidance

  Consolidated comp store sales increase of 4%, well above the Company’s guidance and over last year’s 7% increase
  Customer traffic was the primary driver of the comp store sales increase at all four major divisions
  Net sales increased 6% to $10.5 billion
  Diluted EPS of $.68, well above the Company’s guidance
  Increased full-year Fiscal 2020 EPS guidance
  Returned $778 million to shareholders in the third quarter through share repurchases and dividends
  Completed investment of $225 million for a 25% ownership stake in privately held Familia, Russia’s only major off-price apparel and home fashions retailer. The Company’s investment represents a non-controlling, minority position.

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 19, 2019--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended November 2, 2019. Net sales for the third quarter of Fiscal 2020 increased 6% to $10.5 billion. Consolidated comparable store sales increased 4%, over last year’s 7% increase. Net income for the third quarter was $828 million, and diluted earnings per share were $.68 versus $.61 in the prior year. This was an 8% increase versus the prior year’s adjusted $.63, which excluded a $.02 pension settlement charge.

For the first nine months of Fiscal 2020, net sales were $29.5 billion, a 6% increase over the same period last year. Consolidated comparable store sales for the first nine months of Fiscal 2020 increased 4%. Net income for the first nine months of Fiscal 2020 was $2.3 billion, and diluted earnings per share were $1.86.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are extremely pleased with our strong performance in the third quarter as both sales and earnings per share exceeded our expectations. Consolidated comp store sales increased 4% over a very strong 7% increase last year, and earnings per share were $.68. We are especially pleased that Marmaxx, HomeGoods, and TJX Canada each delivered a sequential increase in their comp store sales growth, and TJX International maintained its strong momentum driven by excellent performance in Europe. Further, customer traffic was the primary driver of the comp store sales increases at each of these four major divisions. With our above-guidance third quarter results, we are raising our full-year earnings per share guidance. Looking ahead, the fourth quarter is off to a solid start and we have many initiatives underway to keep driving traffic and sales to our stores and online during the holiday season and beyond. We are convinced our holiday marketing campaigns will position us as a top shopping destination for exciting gifts at amazing prices. We are seeing fantastic, widespread availability of quality, branded merchandise and are in a great position to capitalize on these opportunities. Longer term, we are confident that we can gain additional market share and continue the successful growth of TJX in the U.S. and internationally!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2020	FY2019	FY2020	FY2019

Marmaxx (U.S.)[5,6]	+4%	+9%	$6,354	$5,973
HomeGoods (U.S.)[7]	+1%	+7%	$1,582	$1,464
TJX Canada	+2%	+5%	$1,082	$1,037
TJX International (Europe & Australia)	+6%	+3%	$1,433	$1,352

TJX	+4%	+7%	$10,451	$9,826

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, sierra.com, and tkmaxx.com) and include Sierra stores. 3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of TJ Maxx and Marshalls. 6Net sales include Sierra’s e-commerce and store sales. 7Includes Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the third quarter of Fiscal 2020 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on third quarter Fiscal 2020 earnings per share, compared with a neutral impact last year.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth for the first nine months of Fiscal 2020 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on the first nine months of Fiscal 2020 earnings per share, compared with a $.01 positive impact last year.

A table detailing the impact of foreign currency on TJX’s pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Margins

For the third quarter of Fiscal 2020, the Company’s consolidated pretax profit margin was 10.7%. This was flat versus the prior year’s 10.7% and a 0.3 percentage point decrease versus the prior year’s adjusted 11.0%, which excluded a negative 0.3 percentage point impact from a pension settlement charge.

Gross profit margin for the third quarter of Fiscal 2020 was 28.8%, a 0.1 percentage point decrease versus the prior year. Selling, general and administrative (SG&A) costs as a percent of sales for the third quarter were 18.0%, a 0.1 percentage point increase versus the prior year.

Inventory

Total inventories as of November 2, 2019, were $6.3 billion, compared with $5.5 billion at the end of the third quarter last year. Consolidated inventories on a per-store basis as of November 2, 2019, including the distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 9% on a reported basis and constant currency basis. The Company is well-positioned to take advantage of the fantastic buying opportunities it sees in the marketplace and ship ever-changing gift assortments to its stores and online throughout the holiday season.

Shareholder Distributions

During the third quarter, the Company returned a total of $778 million to shareholders. The Company repurchased a total of $500 million of TJX stock, retiring 9.0 million shares, and paid $278 million in shareholder dividends. For the first nine months of Fiscal 2020, the Company repurchased a total of $1.15 billion of TJX stock, retiring 21.3 million shares, and paid $795 million in shareholder dividends. The Company expects to repurchase $1.5 to $1.75 billion of TJX stock in Fiscal 2020. The Company may adjust this amount up or down depending on various factors.

Investment in Familia

On November 18, 2019, the Company completed an investment of $225 million for a 25% ownership stake in privately held Familia, Russia’s only major off-price apparel and home fashions retailer. TJX’s investment represents a non-controlling, minority position. Familia currently operates more than 275 stores throughout Russia. This transaction gives TJX an opportunity to invest in an established, off-price retailer with significant growth potential in the Russian market. The Company’s ownership in Familia is expected to be slightly accretive to earnings per share beginning in Fiscal 2021. The Company will record this investment using the equity method of accounting from the date of the investment. Further, TJX will report its share of Familia’s financial results on a one quarter delay. BofA Securities acted as financial advisor and Ropes & Gray LLP provided legal counsel to the Company in connection with this transaction.

Fourth Quarter and Full-Year Fiscal 2020 Outlook

For the fourth quarter of Fiscal 2020, the Company expects diluted earnings per share to be in the range of $.74 to $.76 versus earnings per share of $.68 in the prior year. This EPS outlook is based upon estimated comparable store sales growth of 2% to 3% on a consolidated basis and at Marmaxx.

For the 52-week fiscal year ending February 1, 2020, the Company now expects diluted earnings per share to be in the range of $2.61 to $2.63. This would represent a 7% to 8% increase over the prior year’s $2.43, which included a $.02 negative impact from a pension settlement charge. The Company expects diluted earnings per share to increase 7% over the prior year’s adjusted $2.45, which excluded the pension settlement charge. This EPS outlook is based upon estimated comparable store sales growth of 3% on a consolidated basis and 3% to 4% at Marmaxx.

The Company’s earnings guidance for the fourth quarter and full-year Fiscal 2020 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the fourth quarter.

Stores by Concept

During the third quarter ended November 2, 2019, the Company increased its store count by 107 stores to a total of 4,519 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
TJ Maxx	1,260	1,271	34.7	34.8
Marshalls	1,107	1,125	31.9	32.3
HomeGoods	783	807	18.3	18.8
Sierra	39	46	0.9	1.0
Homesense	23	32	0.6	0.9
In Canada:
Winners	274	279	7.5	7.6
HomeSense	132	136	3.0	3.1
Marshalls	91	97	2.4	2.6
In Europe:
TK Maxx	580	594	16.5	16.7
Homesense	72	78	1.4	1.5
In Australia:
TK Maxx	51	54	1.1	1.2

TJX	4,412	4,519	118.4	120.5

1Store counts above include both banners within a combo or a superstore.
2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of November 2, 2019, the end of the Company’s third quarter, the Company operated a total of 4,519 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and four e-commerce sites. These include 1,271 TJ Maxx, 1,125 Marshalls, 807 HomeGoods, 46 Sierra, and 32 Homesense stores, as well as tjmaxx.com, marshalls.com, and sierra.com in the United States; 279 Winners, 136 HomeSense, and 97 Marshalls stores in Canada; 594 TK Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 54 TK Maxx stores in Australia. TJX’s press releases and financial information are available at tjx.com.

Fiscal 2020 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s third quarter Fiscal 2020 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Tuesday, November 26, 2019, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security and maintenance and development of information technology systems; economic conditions and consumer spending; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; serious disruptions or catastrophic events and adverse or unseasonable weather; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; disproportionate impact of disruptions in the second half of the fiscal year; real estate activities; inventory or asset loss; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018

Net sales	$10,451,334	$9,825,759	$29,510,515	$27,845,594

Cost of sales, including buying and occupancy costs	7,440,033	6,983,483	21,103,975	19,797,537
Selling, general and administrative expenses	1,885,923	1,756,448	5,319,659	5,006,937
Pension settlement charge	—	36,122	—	36,122
Interest expense, net	3,259	3,188	6,973	10,365

Income before provision for income taxes	1,122,119	1,046,518	3,079,908	2,994,633
Provision for income taxes	293,856	284,265	792,505	776,373

Net income	$828,263	$762,253	$2,287,403	$2,218,260

Diluted earnings per share	$0.68	$0.61	$1.86	$1.75

Cash dividends declared per share	$0.23	$0.195	$0.69	$0.585

Weighted average common shares – diluted	1,224,288	1,257,562	1,228,903	1,264,100

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	November 2, 2019	November 3, 2018

ASSETS
Current assets:
Cash and cash equivalents	$2,060.2	$2,711.8
Accounts receivable and other current assets	1,039.6	1,061.8
Merchandise inventories	6,274.8	5,543.4

Total current assets	9,374.6	9,317.0

Net property at cost	5,251.0	5,165.9

Operating lease right of use assets	9,069.1	—
Goodwill	96.3	97.3
Other assets	497.7	445.0

TOTAL ASSETS	$24,288.7	$15,025.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,447.4	$3,340.6
Accrued expenses and other current liabilities	2,827.4	2,673.2
Current portion of operating lease liabilities	1,412.3	—

Total current liabilities	7,687.1	6,013.8

Other long-term liabilities	797.6	1,284.9
Non-current deferred income taxes, net	203.5	236.7
Long-term operating lease liabilities	7,822.1	—
Long-term debt	2,235.9	2,232.9

Shareholders’ equity	5,542.5	5,256.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,288.7	$15,025.2

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,287.4	$2,218.3
Depreciation and amortization	647.4	601.2
Pension settlement charge	—	36.1
Deferred income tax provision (benefit)	42.1	(15.6)
Share-based compensation	86.6	77.4
(Increase) decrease in accounts receivable and other assets	(331.4)	26.9
(Increase) in merchandise inventories	(1,701.7)	(1,442.6)
Increase in accounts payable	805.8	902.5
Increase in accrued expenses and other liabilities	2.2	64.4
Other	35.2	9.2
Net cash provided by operating activities	1,873.6	2,477.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(992.7)	(873.0)
Purchase of investments	(24.1)	(157.2)
Sales and maturities of investments	11.6	634.3
Other	7.4	26.7
Net cash (used in) investing activities	(997.8)	(369.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash payments for repurchase of common stock	(1,190.4)	(1,591.4)
Proceeds from issuance of common stock	175.3	239.6
Cash dividends paid	(795.1)	(682.3)
Other	(23.3)	(21.5)
Net cash (used in) financing activities	(1,833.5)	(2,055.6)

Effect of exchange rate changes on cash	(12.3)	(99.7)

Net (decrease) in cash and cash equivalents	(970.0)	(46.7)
Cash and cash equivalents at beginning of year	3,030.2	2,758.5

Cash and cash equivalents at end of period	$2,060.2	$2,711.8

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net sales:
In the United States:
Marmaxx	$6,353,987	$5,973,476	$18,262,444	$17,202,115
HomeGoods	1,582,411	1,463,892	4,404,112	4,060,569
TJX Canada	1,081,522	1,036,884	2,896,717	2,828,456
TJX International	1,433,414	1,351,507	3,947,242	3,754,454
Total net sales	$10,451,334	$9,825,759	$29,510,515	$27,845,594

Segment profit:
In the United States:
Marmaxx	$820,430	$762,911	$2,471,622	$2,343,682
HomeGoods	173,212	166,090	438,939	455,540
TJX Canada	170,264	182,170	385,513	446,089
TJX International	99,397	102,432	178,343	191,949
Total segment profit	1,263,303	1,213,603	3,474,417	3,437,260

General corporate expense	137,925	127,775	387,536	396,140
Pension settlement charge	—	36,122	—	36,122
Interest expense, net	3,259	3,188	6,973	10,365
Income before provision for income taxes	$1,122,119	$1,046,518	$3,079,908	$2,994,633

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the third quarter ended November 2, 2019, TJX repurchased and retired 9.0 million shares of its common stock at a cost of $500 million on a "trade date" basis. During the nine months ended November 2, 2019, TJX repurchased and retired 21.3 million shares of its common stock at a cost of $1.15 billion, on a "trade date" basis. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In February 2019, the Company announced that the Board of Directors had approved a stock repurchase program that authorizes the repurchase of up to $1.5 billion of TJX common stock from time to time, all of which remained available at November 2, 2019. In February 2018, the Company announced that the Board of Directors approved the repurchase of $3.0 billion of TJX common stock from time to time, under which $0.5 billion remained available as of November 2, 2019.
  TJX adopted ASU No. 2016-02, Leases (Topic 842) as of February 3, 2019 under the modified retrospective approach and, therefore, we have not revised the consolidated balance sheets for comparative periods.
  During the third quarter ended November 3, 2018, the Company purchased a group annuity contract pursuant to which the pension benefit obligations for certain U.S. retirees and beneficiaries under the Company's pension plan were transferred to an insurer in exchange for $207 million in pension plan assets. As a result of this transaction, the pension plan's total liability has been remeasured, resulting in a non-cash settlement charge to the Company that reduced third quarter fiscal 2019 pretax income by $36.1 million and earnings per share by $0.02.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323